Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Announces New VITOSS® Bioactive Foam Pack

Bone Graft Substitute

For Immediate Release

Monday, September 22, 2008

Contact:	Albert J. Pavucek, Jr. Chief Financial Officer Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Monday, September 22, 2008 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, today announced VITOSS Bioactive Foam Pack as the newest addition to its bone graft substitute product line. Orthovita plans to launch VITOSS Bioactive Foam Pack in September 2008.

The VITOSS Bioactive Foam Pack product has the same structure, porosity and handling properties as Orthovita’s VITOSS Foam Pack product, and both product lines contain Orthovita’s proprietary VITOSS beta-tricalcium phosphate bone graft substitute and Kensey Nash Corporation’s proprietary collagen. VITOSS Bioactive Foam Pack includes Orthovita’s proprietary bioactive glass and has been shown in pre-clinical studies to accelerate bone healing, as evidenced by increased bone strength, when compared to non-bioactive materials. With its putty-like handling properties, the product can be easily molded for bone grafting procedures. VITOSS Bioactive Foam Pack is Orthovita’s second bone graft substitute product that combines bioactivity with the company’s market-leading VITOSS synthetic bone scaffold technology. Orthovita launched the first of such products, VITOSS Bioactive Foam Strips, earlier this year. Each of the products has the ability to soak and hold its own volume in bone marrow aspirate while retaining these biological fluids in pliable and compression resistant forms.

VITOSS Bioactive Foam Pack received 510(k) clearance from the U.S. Food and Drug Administration for use in bone grafting procedures in the spine, pelvis and extremities.

VITOSS Bioactive Foam Pack is the latest innovative Orthovita product co-developed with Kensey Nash Corporation. Pursuant to its contract with Kensey Nash, Orthovita will pay Kensey Nash to manufacture the VITOSS Bioactive Foam Pack product as well as make certain royalty payments to Kensey Nash based on the net sales of the product.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, VITAGEL® Surgical Hemostat, an adherent matrix and an impermeable barrier to blood flow, and VITASURE™ Absorbable Hemostat. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products, including VITOSS Bioactive Foam Pack; our ability to obtain FDA clearance for CORTOSS in the United States; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Other factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risks Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.